Winner Medical Group Reports Third Fiscal Quarter 2006 Results

- Net Sales Increase 14% Due to Increased Manufacturing Capacity and Market Expansion -

Shenzhen City, China - August 14, 2006 - Winner Medical Group, Inc. (OTCBB: WMDG), today reported financial results for the third fiscal quarter, ended June 30, 2006.

Net sales totaled $14.9 million during the third fiscal quarter of 2006, representing a 14% increase over net sales of $13.1 million reported during the third fiscal quarter of 2005. The increase in revenue was driven by an increase in manufacturing capacity and market expansion.

Net income for the third fiscal quarter of 2006 was $1.5 million, or $0.03 per basic and diluted share, compared to net income of $1.8 million, or $0.05 per basic and diluted shared, reported in the third fiscal quarter of 2005. The decrease in net income this quarter was primarily attributable to increases in the cost of labor, electricity, freight and fuel, and the appreciation of RMB. In addition, the company incurred expenses of approximately $400 thousand relating to US public company requirements.

“We are pleased with our third quarter results, which demonstrate strong top line performance in the face of a typically slow sales quarter,” said Jianquan Li, Chief Executive Officer. “Our existing products continue to produce solid sales, and new products, such as the self-adhesive bandage, are generating increased interest and demand. Moreover, our product mix continues to shift to higher margin products, with sterilized products now representing approximately 40% of total revenues.”

The following table illustrates the sales revenues generated in the third fiscal quarter of 2006 in the major geographic areas in which Winner Medical sells its products. The table also provides the percentage of total revenues generated in each region.

Sales by Region

	3 Months Ended 06/30/2006	Percentage of Total Revenues	3 Months Ended 06/30/2005	Percentage of Total Revenues

Europe	$6.4 million	43%	$5.3 million	40%
Japan	$4.2 million	28%	$3.5 million	27%
China	$1.8 million	12%	$1.4 million	11%
North America/ South America	$1.5 million	10%	$1.9 million	14%
Other	$1.0 million	7%	$1.0 million	8%

TOTAL	$14.9 million	100%

Gross profit for the third fiscal quarter was $4.4 million, or 29% of sales, which compares to gross profit of $4.3 million, or 33% of sales reported in the same period of last year.

Selling, General and Administrative expenses increased to $2.6 million in the third fiscal quarter of 2006, compared to $2.1 million for the comparable period last year. The increase in SG&A expenses is mainly due to costs associated with the company’s public listing in the United States. SG&A expenses also were impacted by the growth in sales volume, the expansion of the Winner sales force and increased freight costs.

Mr. Li concluded, “While electricity, labor, fuel and freight cost increases continue to pressure margins, going forward we believe that the execution of the shift in our product mix to higher margin, sterilized products will help Winner Medical to combat these inflationary costs and deliver increased value to shareholders.”

Winner Medical had cash and cash equivalents of $2.5 million as of June 30, 2006. The Company had working capital of $17.8 million, and stockholders’ equity improved to $50.4 million.

Nine Month Results

Net sales for the nine months ended June 30, 2006 totaled $47.2 million, representing a 19% increase over net sales of $39.8 million reported in the comparable period of last year. Sales to customers in Europe and Japan represented more than 60% of total revenues.

Net income for the nine months ended June 30, 2006 was $4.5 million, or $0.11 per basic and diluted share, compared to net income of $5.5 million, or $0.15 per basic and diluted share, recorded for the same period in fiscal 2005. The period-over-period decrease in net income is primarily attributable to a one-time gain of $1.05 million from the sale of the Company’s 60% equity interest in Winner Xishui, recorded in the first nine months of fiscal 2005, and costs of approximately $700 thousand relating to US public company requirements.

About Winner Medical

Winner Medical Group is a holding company comprised of 11 subsidiaries that are primarily engaged in the development, manufacturing and distribution of high-quality cotton disposable medical dressings and disposable products. The company’s products include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products and hygiene products for the institutional and home care markets. Winner Medical products are manufactured in China and sold domestically and abroad, in areas such as Japan, Germany, Italy, Holland, France, the United States, South America, Africa and the Middle East. The company is one of very few Chinese companies licensed by the U.S. Food and Drug Administration to ship finished, sterilized products directly to the US market. To learn more about Winner Medical Group, visit the company’s web site www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include ''forward looking statements'' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical Group, Inc. and its subsidiary companies business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical Group, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical Group, Inc.'s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical Group, Inc. or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical Group, Inc. does not assume a duty to update these forward-looking statements.

Contacts

United States

Company	Investor Relations
Richard Thomas	Kathy Price
Vice President	The Global Consulting Group
Tel: +1 (843) 682-5001	Tel: +1 (646) 284-9430
Email: rthomas@winnermedical.com	Email: kprice@hfgcg.com

Dixon Chen
The Global Consulting Group
Tel: +1 (646) 284-9403
Email: dchen@hfgcg.com

Hong Kong

Company	Investor Relations
Annie Chen	Anne Pang
Secretary of the Board	Citigate Dewe Rogerson - Hong Kong
Email: annie.chen@winnermedical.com	Tel: +852 2533 4605
Email: anne.pang@citigatedr-hk.com

Henry Chow
Citigate Dew Rogerson - Hong Kong
Tel: +852 2533 4639
Email: henry.chow@citigatedr-hk.com

- Financial Tables Follow -

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended June 30		Nine months ended June 30
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
	US$	US$	US$	US$

Net sales	14,951,712	13,132,101	47,236,275	39,800,953

Cost of sales	(10,596,058)	(8,785,466)	(34,993,729)	(29,153,955)
Gross profit	4,355,654	4,346,635	12,242,546	10,646,998

Other operating income, net	(12,705)	(36,161)	201,154	270,681
Selling, general and administrative expenses	(2,633,463)	(2,113,971)	(7,361,512)	(5,681,772)

Income from operations	1,709,486	2,196,503	5,082,188	5,235,907
Gain on disposal of a subsidiary	-	-	-	1,049,239
Interest income	15,494	1,098	26,914	2,058
Interest expense	(34,828)	(110,013)	(215,303)	(338,050)
Share of undistributed earnings in an equity investee	(6,278)	7,907	10,618	10,858
Income before income taxes and minority interests	1,683,874	2,095,495	4,904,417	5,960,012

Income taxes	(156,151)	(270,410)	(381,182)	(443,440)
Income before minority interests	1,527,723	1,825,085	4,523,235	5,516,572

Minority interests	(9,551)	12,276	16,581	(31,131)
Net income	1,518,172	1,837,361	4,539,816	5,485,441

Other comprehensive income
Foreign currency translation difference	125,351	-	326,333	-
Comprehensive income	1,643,523	1,837,361	4,866,149	5,485,441

Net income per stock
- basic	0.03	0.05	0.11	0.15
- diluted	0.03	0.05	0.11	0.15

Weighted average common stock outstanding
- basic	44,673,136	36,991,105	42,505,944	36,991,105
- diluted	44,676,103	36,991,105	42,506,933	36,991,105

WINNER MEDICAL GROUP INC.

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30	September 30
	2006	2005
	(Unaudited)
	US$	US$
ASSETS

Current assets:
Cash and cash equivalents	2,530,657	2,650,867
Accounts receivable, less allowances for doubtful accounts of US$15,008 and US$12,643 at June 30, 2006 and September 30, 2005, respectively	7,804,695	8,257,923
Amounts due from affiliated companies	512,857	116,804
Inventories	11,972,856	10,476,534
Prepaid expenses and other current assets	5,425,488	4,268,072
Income taxes recoverable	27,576	57,649
Total current assets	28,274,129	25,827,849

Property, plant and equipment, net	32,312,090	26,834,824
Investment in an equity investee	1,020,474	1,009,318
Intangible assets, net	39,616	38,288
Prepaid expenses and deposits	235,112	219,125
Deferred tax assets	209,865	294,021
Total assets	62,091,286	54,223,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	2,876,582	8,773,881
Accounts payable	3,177,608	3,490,047
Accrued payroll and employee benefits	1,128,053	1,150,036
Customer deposits	351,762	99,994
Other accrued liabilities	1,373,409	2,279,845
Amount due to a stockholder	1,539	168,817
Amounts due to affiliated companies	165,387	255,611
Dividend payable	856,304	1,872,750
Income taxes payable	583,807	576,157
Total current liabilities	10,514,451	18,667,138

Deferred tax liabilities	1,394	37,271
Total liabilities	10,515,845	18,704,409

Commitments and contingencies

Minority interests	1,138,491	1,164,186

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 stock, stock issued and outstanding June 30, 2006 - 44,677,171 shares; September 30, 2005 - 36,991,105 shares	44,677	36,991
Additional paid-in capital	30,229,133	19,020,848
Retained earnings	18,604,688	14,104,400
Statutory reserves	511,378	471,850
Accumulated other comprehensive income	1,047,074	720,741
Total stockholders’ equity	50,436,950	34,354,830
Total liabilities and stockholders’ equity	62,091,286	54,223,425